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EXHIBIT 3.1 (c)

ARTICLES OF AMENDMENT
to the
ARTICLES OF INCORPORATION
of
BROKEN ARROW PETROLEUM CO.

        Pursuant to the provision of the Utah Code Annotated (1953) Section 15-10-57, et seq., as amended, the undersigned corporation hereby adopts the following Articles of Amendment to its Articles of Incorporation:

          1.     The name of the corporation is BROKEN ARROW PETROLEUM CO.

          2.     The following amendments to the Articles of Incorporation were adopted by the shareholders of the corporation on the 31st day of May, 1991, in the manner prescribed by the provisions of the Utah Business Corporation Act:

ARTICLE IV

        Capitalization.    The Corporation is authorized to issue two classes of shares designated "Preferred Stock" and "Common Stock," respectively. The number of shares of common stock authorized to be issued is 100,000,000 shares, $.00l par value and the number of shares of serial preferred stock authorized to be issued is 20,000,000 shares at $.001 par value. Shares of the preferred stock of the Corporation may be, issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the board of directors of the Corporation (the "Board of Directors") prior to the issuance of any shares thereof. Each such class or series of preferred stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating optional or other special rights and such, qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issuance of such class or series of preferred stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the state of Utah.

          3.     The number of shares of the corporation outstanding at the time of such adoption was 18,085,756 shares of common stock and 1,136,260. shares of convertible preferred voting stock which are equal to 19,183,600 voting common shares, for a total of 37,269,356 shares outstanding eligible to vote.

          4.     All of the shares were voted for the above amendments as follows:

No. of Shares	Shares Voted "For"	Shares Voted "Against"	Shares not Voted
37,269,356	27,230,381	-0-	10,038,975

          5.     The manner in which an exchange of issued shares shall be effected is as follows: The par value of the Company's serial preferred stock has been changed from "no par" to "$.001 par"; however, there is no change in the issued shares of the Company.

          6.     The manner in which such amendments effects a chang in the amount of stated capital, and the amount of stated capital as changed by such amendment is as follows: . The authorized capital of the Company has been changed from $50,000 to $100,000 for common stock and has been changed from $20,000,000 to $20,000 for preferred stock.

        DATED this 31st day of May, 1991.

BROKEN ARROW PETROLEUM CO.
	By:	/s/ L. WOODWARD SMITH President: L. Woodward Smith
State of Arizona County of Maricopa
On the 31st day of May, 1991, personally appeared before me L. Woodward Smith, the signer of the within and foregoing instrument, and duly acknowledged the same.
/s/ LINDA CURRY Notary Public Residing In Tempe Arizona
My commission Expires: March 4, 1994
State of Arizona County of Maricopa
On the 31st day of May, 1991, personally appeared before me David S. Smith, the signer of the within and foregoing instrument, and duly acknowledged the same.
/s/ LINDA CURRY Notary Public Residing In Tempe Arizona
My commission Expires: March 4, 1994

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  EXHIBIT 3.1 (c)
ARTICLES OF AMENDMENT to the ARTICLES OF INCORPORATION of BROKEN ARROW PETROLEUM CO.